Exhibit (a)(5)(A)

VNET Announces the Completion of US$299 Million Strategic Investment from Shandong Hi-Speed Holdings Group Limited and the Repurchase Right Notification for 0.00% Convertible Senior Notes due 2026

BEIJING, December 28, 2023 — VNET Group, Inc. (Nasdaq: VNET) (“VNET” or the “Company”), a leading carrier- and cloud-neutral internet data center services provider in China, today announced the completion of the previously announced equity investment in an aggregate amount of US$299 million (the “Strategic Investment”) from Success Flow International Investment Limited (“Success Flow”) and Choice Faith Group Holdings Limited (“Choice Faith”), both of which are beneficially owned by Shandong Hi-Speed Holdings Group Limited (“SDHG,” 00412.HK), a Hong Kong Stock Exchange listed company.

With the closing of the Strategic Investment, Success Flow and Choice Faith now hold 455,296,932 and 195,127,260 newly issued Class A ordinary shares of the Company, respectively, representing  approximately 29.5% and 12.6% of the total issued and outstanding shares of the Company (excluding treasury shares and Class A ordinary shares in the form of ADSs that are reserved for issuance upon the exercise of share incentive awards), respectively, and approximately 25.0% and 10.7% of the voting power, respectively.

Success Flow agrees to be restricted from transferring or otherwise disposing of any Class A ordinary shares acquired in the Strategic Investment within three years after the closing, subject to certain conditions.

Separately, the Company is notifying holders of its 0.00% Convertible Senior Notes due 2026 (CUSIP No. 90138V AB3) (the “Notes”) that pursuant to the Indenture dated as of January 26, 2021, as amended by a supplemental indenture dated April 20, 2021 (as amended, the “Indenture”) relating to the Notes by and between the Company and Citicorp International Limited, as trustee, each holder has the right, at the option of such holder, to require the Company to repurchase all of such holder’s Notes or any portion thereof that is an integral multiple of the US$1,000 principal amount for cash on February 1, 2024 (the “Repurchase Right”).

As required by the rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions, and procedures for exercising the Repurchase Right will be available through the Depository Trust Company and the paying agent, which is Citibank, N.A. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right.

The Repurchase Right entitles each holder of the Notes to require the Company to repurchase all of such holder’s Notes, or any portion thereof that is an integral multiple of the US$1,000 principal amount. The repurchase price for such Notes will be equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest to, but excluding, February 1, 2024, which is the date specified for repurchase in the Indenture (the “2024 Repurchase Date”), subject to the terms and conditions of the Indenture and the Notes. As of December 28, 2023, there was US$600,000,000 in aggregate principal amount of the Notes outstanding. If all outstanding Notes are surrendered for repurchase through exercise of the Repurchase Right, the aggregate cash purchase price will be US$600,000,000, plus any accrued and unpaid special interest and the Company does not expect any special interest to accrue prior to the 2024 Repurchase Date.

The opportunity for holders of the Notes to exercise the Repurchase Right commences, at 9:00 a.m., New York City time, on Tuesday, January 2, 2024, and will terminate at 5:00 p.m., New York City time, on Tuesday, January 30, 2024. In order to exercise the Repurchase Right, a holder must follow the transmittal procedures set forth in the Company’s Repurchase Right Notice to holders (the “Repurchase Right Notice”), which is available through the Depository Trust Company and Citibank, N.A. Holders may withdraw any previously tendered Notes pursuant to the terms of the Repurchase Right at any time prior to 5:00 p.m., New York City time, on Tuesday, January 30, 2024, which is the second business day immediately preceding the 2024 Repurchase Date.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the Notes or any other securities of the Company. The offer to purchase the Notes will be only pursuant to, and the Notes may be tendered only in accordance with, the Indenture, the Company’s Repurchase Right Notice dated December 28, 2023, and related documents.

Holders of the Notes should refer to the Indenture for a complete description of repurchase procedures. Holders of Notes may request the Company’s Repurchase Right Notice from the paying agent at 388 Greenwich Street, 14/F, New York, New York 10013, United States of America, Attention: Agency and Trust, Email: Citinygats@citi.com.

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY’S SCHEDULE TO, REPURCHASE RIGHT NOTICE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VNET GROUP, INC. AND THE REPURCHASE RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.vnet.com/.

About VNET

VNET Group, Inc. is a leading carrier- and cloud-neutral internet data center services provider in China. VNET provides hosting and related services, including IDC services, cloud services, and business VPN services to improve the reliability, security, and speed of its customers’ internet infrastructure. Customers may locate their servers and equipment in VNET’s data centers and connect to China’s internet backbone. VNET operates in more than 30 cities throughout China, servicing a diversified and loyal base of over 7,000 hosting and related enterprise customers that span numerous industries ranging from internet companies to government entities and blue-chip enterprises to small- to mid-sized enterprises.

About Shandong Hi-Speed Holdings Group Limited

As a company listed in HKEX, Shandong Hi-Speed Holdings Group Limited (“SDHG”) is an important overseas investment and financing as well as emerging industrial holding platform of Shandong Hi-Speed Group. Adhering to the concept of “conduct compliance prudentially, develop steadily and healthily” and leveraging on the unique advantages of Hong Kong international financial center in terms of market, financing, and talents, SDHG is committed to becoming an excellent industrial investment group with a foothold in Hong Kong, an international perspective and connection between domestic and overseas markets for achieving effective integration of resources.

Safe Harbor Statement

This announcement contains forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “target,” “believes,” “estimates” and similar statements. Among other things, VNET’s strategic and operational plans contain forward-looking statements. VNET may also make written or oral forward-looking statements in its reports filed with, or furnished to, the U.S. Securities and Exchange Commission, in its annual reports to shareholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about VNET’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: VNET’s goals and strategies; VNET’s liquidity conditions; VNET’s expansion plans; the expected growth of the data center services market; expectations regarding demand for, and market acceptance of, VNET’s services; VNET’s expectations regarding keeping and strengthening its relationships with customers; VNET’s plans to invest in research and development to enhance its solution and service offerings; and general economic and business conditions in the regions where VNET provides solutions and services. Further information regarding these and other risks is included in VNET’s reports filed with, or furnished to, the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date of this press release, and VNET undertakes no duty to update such information, except as required under applicable law.

Investor Relations Contact:

Xinyuan Liu

Tel: +86 10 8456 2121

Email: ir@vnet.com

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